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                         CERTIFICATE OF AMENDMENT TO THE
                  CERTIFICATE OF INCORPORATION, AS AMENDED, OF
                            CREDIT DEPOT CORPORATION


                  CREDIT DEPOT CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

                  FIRST: That a meeting of the Board of Directors of Credit Depot Corporation, a resolution was duly adopted setting forth the proposed amendment to the Certificate of Incorporation, as amended, of the Credit Depot Corporation, declaring such amendment advisable, and declaring that approval of such amendment be considered at the next Annual Meeting of Stockholders.

                  SECOND: The Board of Directors, at such meeting, resolved that
Article 4.1 of the Certificate of Incorporation, as amended, of Credit Depot Corporation should be amended by deleting such Article 4.1 in its entity and substituting in lieu thereof the following:

                  "FOURTH. 4.1 The total number of shares of all classes of stock which the Corporation shall be authorized to issue shall be twenty-four million five hundred (24,500,000) shares, which are to be divided into two classes as follows:

                  22,500,000 shares of Common Stock, par value $.001 per share; and

                  2,000,000 shares of Preferred Stock, par value $.001 per share."

                  THIRD: That thereafter, pursuant to resolution of its Board of Directors, and upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, a meeting was held at which meeting the necessary number of shares as required by statute were voted in favor of said amendment.

                  FOURTH: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.



                  IN WITNESS WHEREOF, CREDIT DEPOT CORPORATION has caused this Certificate to be executed by Gerald F. Sullivan, its authorized officer, this 3rd day of January, 1996.





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                                            CREDIT DEPOT CORPORATION


                                            By:/s/ Gerald F. Sullivan
                                               --------------------------------
                                               Gerald F. Sullivan
                                               Name: Gerald F. Sullivan
                                               Title: President/CEO

ATTEST:



/s/ John C. Thomas
--------------------------
Name: John C. Thomas
Title: Secretary/Treasurer